Exhibit 99.1

IMPLANT SCIENCES CORPORATION ANNOUNCES FISCAL 2008 SECOND QUARTER RESULTS

ACTIVE REPOSITIONING STRATEGY ON SAFETY, SECURITY AND DEFENSE BUSINESS CONTINUES

WAKEFIELD, MA… February 20, 2008…Implant Sciences Corporation (AMEX: IMX), a leading manufacturer of advanced security products, today announced financial results for its second quarter of fiscal 2008 which ended December 31, 2007.  The Company’s financial condition and results of operations are based on continuing operations which exclude the financial condition and results of operations of Accurel Systems International (“Accurel”), due to the sale of substantially all of the assets of this subsidiary on May 1, 2007.

“Our fiscal 2008 second quarter has been a period of change requiring significant investment in the repositioning of our business to clearly focus on opportunities in the Safety, Security and Defense (SS&D) market,” stated Phillip C. Thomas, CEO and President.  “We believe the costs incurred in the second quarter ended December 31, 2007, which contributed to the approximate $2.9 million second quarter loss, before the effect of a $2.2 million non-cash impairment charge related to our semiconductor business unit, have been necessary to improve our overall position in the market.  Meanwhile, we have improved the quality of our current explosives detection products, restructured our sales and marketing groups to effectively target and close on orders for security products, added industry savvy product development personnel to identify security market opportunities and products necessary to meet market demands, and expanded our scientific and technical resources to develop new commercial products.  I am confident the actions undertaken by the Company over the past year, and especially during our second quarter of fiscal 2008, provide the foundation necessary to grow our SS&D business with the achievement of sustained profitability being our main goal.”

Fiscal 2008 Second Quarter Highlights

•	Strategic repositioning to stabilize our SS&D business and provide a foundation for future growth;

•	Redirection and addition of resources to build infrastructure to support and expand development, engineering, sales, marketing and business development of the Company’s SS&D business;

•	Appointment of new CEO and President and Richard Meyerhoff, former VP of Global Sales for L-3 Communications Security and Detection Systems, as new Vice President of Worldwide Sales and Services;

•	Implementation of plans to expand sales, service and distributor support in the Asia-Pacific region;

•
Implementation of plans to expand our corporate core technologies which should provide increased product offering opportunities; this has led to our recent announcement of the execution of a binding letter of intent to acquire Ion Metrics, Inc. (“Ion Metrics”); and

•	Completion of consolidation of semiconductor operations in Sunnyvale, CA.

Ongoing Repositioning and Exit from Semiconductor Business

Implant Science’s repositioning strategy is ongoing as the Company continues to sharpen its focus on its SS&D business.  As part of our repositioning efforts, we have been disposing of non-strategic assets so that cash resources may be redeployed to build our core SS&D business.  Our repositioning efforts included the earlier sale of Accurel and the winding-down of our medical business.  The Company is now evaluating strategic alternatives for its Core Systems, Inc. (“Core”) business.  Those alternatives include, but are not limited to, a sale of the business.  In connection with a potential sale of Core, the Company is in negotiations with an investment banker to assist with this initiative.

Mr. Thomas stated, “We believe the Company continues to meet its objectives in the execution of its general operating plan.  Cash requirements have been significant, but not uncommon, while rebuilding a company.  In the rebuilding process there is financial pain that must be endured; however, we believe these efforts should give way to growth opportunities.  Implant Sciences has had the good fortune of making investments in companies such as Accurel and Core.  We believe the disposition of Accurel provided the necessary capital to stabilize the Company and set in place a foundation upon which growth in the SS&D business could occur.  We also believe a disposition of Core, and possibly other non-strategic assets, will provide the necessary capital to strengthen the Company’s balance sheet, including the repayment of its convertible preferred stock obligations, and to fuel future growth of the Company’s SS&D business. In addition, our strategic plan also calls for the identification of debt and equity sources in the event of delays in, or inability to, liquidate non-strategic assets. ”

Financial Results

Total revenues for the three months ended December 31, 2007 were $1,884,000 as compared to $4,858,000 for the comparable prior year period, a decrease of $2,974,000 or 61%.  Total revenues for the six months ended December 31, 2007 were $5,102,000 as compared to $8,122,000 for the comparable prior year period, a decrease of $3,020,000 or 37%.  The decrease in total revenues for the three and six month periods ended December 31, 2007 as compared to the comparable prior year periods is attributable to i) the Company’s continuing efforts to withdraw from medical operations; ii) downtime in the Company’s semiconductor business resulting from the consolidation in Sunnyvale, California; and iii) reduced sales of security equipment resulting from the restructuring of the Company’s security sales and marketing efforts.

Net loss applicable to common shareholders for the three months ended December 31, 2007 was $5,104,000, or $0.43 per basic and diluted share, compared to net loss applicable to common shareholders of $542,000 or $0.05 per basic and diluted share for the three months ended December 31, 2006.  Net loss applicable to common shareholders for the six months ended December 31, 2007 was $7,613,000, or $0.64 per basic and diluted share, compared to net loss applicable to common shareholders of $2,388,000 or $0.20 per basic and diluted share for the six months ended December 31, 2006.  Included in the net loss applicable to common shareholders in each of the three and six months ended December 31, 2007 is an approximate $2,224,000 charge for the impairment of long-lived assets and goodwill associated with our semiconductor reporting unit.

As of December 31, 2007, our cash position decreased by $4,817,000 to $4,804,000 as compared to $9,621,000 as of June 30, 2007.  The decrease in cash is attributable to i) the cash repayments aggregating $606,000 related to the monthly amortization of the Laurus convertible preferred stock; ii) the cash repayment of $661,000 of long-tem debt and capital lease obligations; iii) the continued investment in research and development to further the development and commercialization of security products; and iv) the investment in human and infrastructure resources, especially in the areas of engineering, sales and marketing, necessary to stabilize and expand the Company’s security business.

Additional information on the financial condition and results of operations can be found in the Company’s Quarterly Report on Form 10Q for the quarter ended December 31, 2007 filed with the Securities and Exchange Commission.

Company Conference Call

Management will host a conference call to review the Company’s fiscal 2008 second quarter financial results and operations, and our proposed acquisition of Ion Metrics, at a time to be announced later this week.

About Implant Sciences

Implant Sciences develops, manufactures and sells products through its primary business units: (i) explosives trace detection (ETD) systems for homeland security, defense, and other security related applications and (ii) state of the art services for the medical and semiconductor industries.  The Company has developed proprietary technology used in its commercial portable and bench-top ETD systems, which ship to a growing number of locations domestically and around the world.

The Company’s ETD products are intended to address a growing range of threats in the Safety, Security, and Defense (SS&D) marketplace which include various segments such as aviation, cargo, transportation, and related elements of the government and commercial infrastructure.  In addition to its SS&D market focus, the Company provides high technology coatings for a variety of medical products at its main facility in Wakefield, Massachusetts and provides ion implantation services to the semiconductor industry from its location in Sunnyvale, California.  For further details on the Company and its products, please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management's current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2007 and Quarterly Reports for the periods ended September 30, 2007 and December 31, 2007.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:
Implant Sciences Corporation
Investor Relations
(781) 246-0700 ext. 105 or (508) 523-3141
david@implantsciences.com
www.implantsciences.com

Catalyst Financial Resources
Thomas T. O’Brien, 503-757-4903
Thomas@catalystresearch.com

[FINANCIAL TABLES FOLLOW]

Implant Sciences Corporation
Consolidated Balance Sheets
(Unaudited)
	December 31	June 30,
ASSETS:	2007	2007
Currents assets:
Cash and cash equivalents	$4,804,000	$9,621,000
Accounts receivable, net	1,188,000	1,891,000
Accounts receivable, unbilled	14,000	162,000
Inventories	1,199,000	1,166,000
Investments - available for sale securities	93,000	158,000
Prepaid expenses & other current assets	740,000	755,000
Total current assets	8,038,000	13,753,000
Property & equipment, net	1,702,000	2,922,000
Amortizable intangible assets, net	23,000	77,000
Other non-current assets	684,000	786,000
Goodwill	765,000	2,062,000
Total assets	$11,212,000	$19,600,000
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Current maturities of long-term debt & obligations under capital lease	$716,000	$708,000
Line of credit	228,000	-
Payable to Med-Tec	83,000	143,000
Accrued expenses	1,757,000	2,298,000
Accounts payable	1,419,000	1,133,000
Current portion of long-term lease liability	308,000	301,000
Deferred revenue	34,000	81,000
Total current liabilities	4,545,000	4,664,000
Long-term liabilites:
Long-term debt & obligations under capital lease, net of current maturities	30,000	633,000
Long-term lease liability	608,000	735,000
Derivatives related to preferred stock features	-	133,000
Total liabilities	5,183,000	6,165,000
Commitments and contingencies:
Series D Cumulative Redeemable Convertible Preferred Stock	2,813,000	2,989,000
Stockholders' equity
Common stock	1,185,000	1,183,000
Additional paid-in capital	57,781,000	57,358,000
Accumulated deficit	(55,540,000)	(47,927,000)
Deferred compensation	(7,000)	(30,000)
Accumulated other comprehensive loss	(130,000)	(65,000)
Treasury stock	(73,000)	(73,000)
Total stockholders' equity	3,216,000	10,446,000
Total liabilities and stockholders' equity	$11,212,000	$19,600,000

Implant Sciences Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenues:
Security	$369,000	$1,905,000	$1,716,000	$2,386,000
Semiconductor	1,353,000	1,915,000	3,090,000	3,538,000
Medical	162,000	1,038,000	296,000	2,198,000
Total revenues	1,884,000	4,858,000	5,102,000	8,122,000
Cost of revenues:
Cost of security revenues	408,000	1,160,000	1,229,000	1,776,000
Cost of semiconductor revenues	1,518,000	1,667,000	3,293,000	3,266,000
Cost of medical revenues	367,000	934,000	679,000	1,784,000
Total cost of revenues	2,293,000	3,761,000	5,201,000	6,826,000
Gross margin (deficit)	(409,000)	1,097,000	(99,000)	1,296,000
Operating expenses:
Research & development	699,000	433,000	1,389,000	1,000,000
Selling, general & administrative	1,812,000	1,770,000	3,551,000	3,257,000
Impairment of long-lived assets and goodwill	2,215,000	37,000	2,215,000	37,000
Total operating expenses	4,726,000	2,240,000	7,155,000	4,294,000
Loss from operations	(5,135,000)	(1,143,000)	(7,254,000)	(2,998,000)
Other income (expenses):
Interest income	64,000	8,000	165,000	12,000
Interest expense	(27,000)	(32,000)	(61,000)	(57,000)
Change in fair value of embedded derivatives related to preferred stock features	283,000	685,000	133,000	705,000
Equity losses in unconsolidated subsidiaries	-	(38,000)	-	(158,000)
Total other income (expense), net	320,000	623,000	237,000	502,000
Loss from continuing operations	(4,815,000)	(520,000)	(7,017,000)	(2,496,000)
Preferred distribution, dividends and accretion	(289,000)	(145,000)	(596,000)	(381,000)
Loss from continuing operations applicable to common shareholders	(5,104,000)	(665,000)	(7,613,000)	(2,877,000)
Income from discontinued operations	-	123,000	-	489,000
Net loss applicable to common shareholders	$(5,104,000)	$(542,000)	$(7,613,000)	$(2,388,000)
Net loss	$(4,815,000)	$(397,000)	$(7,017,000)	$(2,007,000)
Loss per share from continuing operations, basic and diluted	$(0.41)	$(0.04)	$(0.59)	$(0.21)
Loss per share from continuing operations applicable to common shareholders, basic and diluted	$(0.43)	$(0.06)	$(0.64)	$(0.24)
Income per share from discontinued operations	-	0.01	-	0.04
Net loss per share appicable to common shareholders operations, basic and diluted	$(0.43)	$(0.05)	$(0.64)	$(0.20)
Net loss per share	$(0.41)	$(0.03)	$(0.59)	$(0.17)
Weighted average common shares outstanding used in computing basic and diluted loss per share	11,844,093	11,775,557	11,840,931	11,768,986